SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  FORM N-18F-1

                 Notification of Election Pursuant to Rule 18f-1

                    Under the Investment Company Act of 1940

                             FUNDMANAGER PORTFOLIOS

                           (Exact Name of Registrant)

                            NOTIFICATION OF ELECTION

     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the Registrant has caused this Notification of Election to be duly executed on its behalf in the City of Pittsburgh and the Commonwealth of Pennsylvania on the 1ST day of December, 1999.

FUNDMANAGER PORTFOLIOS

(Name of Registrant)

BY:  /s/Victor R. Siclari
     Victor R. Siclari

    Secretary
     Attorney In Fact
     for Dexter A. Dodge,
     Chairman and Trustee